EXHIBIT 99.1

                                            ANNTAYLOR
                                            NEWS RELEASE
                                            142  WEST  57TH  STREET
                                            NEW YORK, NY 10019

FOR IMMEDIATE RELEASE
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  ANN TAYLOR ANNOUNCES APRIL 2004 SALES RESULTS AND RAISES FIRST
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                  QUARTER EARNINGS GUIDANCE
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   REPURCHASED ANOTHER 150,000 SHARES OF COMMON STOCK IN APRIL



      New York, New York, May 6, 2004 - AnnTaylor Stores Corporation (NYSE: ANN)
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announced today that total net sales for the four week period ended May 1, 2004 increased 20.3 percent to $159,417,000 over total net sales of $132,494,000 for the four week period ended May 3, 2003. By division, net sales were $77,962,000 for Ann Taylor and $69,444,000 for Ann Taylor Loft.




      Comparable store sales for the period increased 9.6 percent compared to a comparable store sales decrease of 3.2 percent for the same four-week period last year. By division, comparable store sales for fiscal April 2004 were up 3.0 percent for Ann Taylor compared to a 6.8 percent decrease last year, and up 20.5 percent for Ann Taylor Loft compared to a 5.7 percent increase last year.




      For the first quarter ended May 1, 2004, the Company's net sales totaled


$433,246,000, up 23.1 percent from $352,017,000 for the same period last year.


By division, net sales for the first quarter of fiscal 2004 were $213,424,000 for Ann Taylor and $185,387,000 for Ann Taylor Loft. Comparable store sales for the first quarter of fiscal 2004 were up 11.9 percent, compared to a comparable store sales decrease of 6.5 percent for the first quarter of last year. By division, comparable store sales for the first quarter were up 4.2 percent for


Ann Taylor compared to an 8.1 percent decrease last year, and up 24.8 percent for Ann Taylor Loft compared to a 2.8 percent decrease last year.




      Ann Taylor Chairman J. Patrick Spainhour said, "We were extremely pleased with our April business, which saw continued growth in full price and comparable store sales. Gross margin also increased significantly over last year. At Ann


Taylor, client response to color, fashion and new fabrications continues to improve. At Ann Taylor Loft, sales once again exceeded expectations, with April marking the eighth consecutive month and third consecutive quarter of double-digit comparable store sales growth. The emphasis on color, fashion and value resulted in exceptional full price sales results across every product category."




      Mr. Spainhour continued, "Once again, due to continued sales and gross margin gains, we are revising first quarter earnings guidance on a pre-stock split diluted basis to the range of $0.64 - $0.65, up from $0.54 - $0.56 per share. For the second quarter, the Company remains comfortable with current guidance in the range of $0.58 - $0.60 per share on a diluted basis. As a result of improved first quarter earnings, full year guidance is now in the range of


$2.64 - $2.73 per share on a diluted basis. These estimates do not include the effect of the 3-for-2 stock split approved by the Company's Board of Director's on April 29, 2004. Comparable store sales for the second quarter are still expected to be in the mid single-digit positive range, with Ann Taylor expected to be in the low single-digit positive range and Ann Taylor Loft expected to be in the mid to high single-digit positive range."




      Total inventory levels at the end of April were down approximately


1 percent on a per square foot basis compared to the same period last year. By division, inventory levels on a per square foot basis were down approximately


4 percent for Ann Taylor and up approximately 6 percent for Ann Taylor Loft.




      During the month, the Company opened 11 new Ann Taylor Loft stores. The total store count at month end was 667, comprised of 355 Ann Taylor stores, 282


Ann Taylor Loft stores, and 30 Ann Taylor Factory stores. Total square footage at the end of fiscal April 2004 increased 10.8 percent over the same period last year.



      The Company repurchased an additional 150,000 shares of its common stock in April at a cost of $6,300,000, bringing the total repurchased during the first quarter of fiscal 2004 to 300,000 shares. To date, the Company has utilized $12,600,000 of the $75,000,000 authorized under the securities repurchase program approved by its Board of Directors on March 9, 2004.




      Ann Taylor is one of the country's leading women's specialty retailers,


operating 667 stores in 44 states, the District of Columbia and Puerto Rico,


and also an Online Store at www.anntaylor.com as of May 1, 2004.


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FORWARD-LOOKING STATEMENTS
Certain statements in this press release are Forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words "expect", "anticipate", "plan", "intend", "project", "believe" and similar expressions. These forward-looking statements reflect the Company's current expectations concerning future events and actual results may differ materially from current expectations or historical results. Any such forward-looking statements are subject to various risks and uncertainties, including failure by the Company to predict accurately client fashion preferences; decline in the demand for merchandise offered by the Company; competitive influences; changes in levels of store traffic or consumer spending habits; effectiveness of the Company's brand awareness and marketing programs; general economic conditions or a downturn in the retail industry; the inability of the Company to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores; lack of sufficient consumer interest in the Company's Online Store(s); a significant change in the regulatory environment applicable to the Company's business; risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints; the impact of quotas, and the elimination thereof; an increase in the rate of import duties or export quotas with respect to the Company's merchandise; financial or political instability in any of the countries in which the Company's goods are manufactured; the potential impact of health concerns relating to severe infectious diseases, particularly on manufacturing operations of the Company's vendors in Asia and elsewhere; acts of war or terrorism in the United States or worldwide; work stoppages, slowdowns or strikes; the inability of the Company to hire, retain and train key personnel, and other factors set forth in the Company's filings with the SEC. The Company does not assume any obligation to update or revise any forward-looking statements at any time for any reason.



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     Contact:
     Jim Smith
     Chief Financial Officer
     (212) 541-3547